EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditors’ report dated February 6, 2017 on our audit related to the financial statements of CNote Group, Inc. as of June 30, 2016 and the related statements of operations, stockholders’ equity and cash flows for the period from April 22, 2016 (Inception) to June 30, 2016, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon
Newport Beach, California
February 7, 2017